Filed Pursuant to Rule 424(b)(3)
Registration No. 333-286941

 3,262,695 Ordinary Shares

This prospectus relates to the resale, by the selling shareholder identified in this prospectus, of up to an aggregate of 3,262,695 or our ordinary shares, no par value per share, consisting of (i) 178,769 ordinary shares that were issued as part of the BladeRanger Transaction (as defined below), or the Shares, (ii) 223,792 ordinary shares issuable upon the exercise of pre-funded warrants to purchase ordinary shares that were issued as part of the BladeRanger Transaction, at an exercise price of $0.01 per ordinary share, or the Pre Funded Regular Warrants, (iii) 685,004 ordinary shares issuable upon the exercise of pre-funded warrants to purchase ordinary shares that were issued as part of the BladeRanger Transaction, at an exercise price of $0.01 per ordinary share, or the Pre Funded Milestone Warrants,  (iv) 1,087,565 ordinary shares issuable upon the exercise of warrants to purchase ordinary shares that were issued as part of the BladeRanger Transaction, at an exercise price of $3.10 per ordinary share, or the Milestone Warrant A, and (v) 1,087,565 ordinary shares issuable upon the exercise of warrants to purchase ordinary shares that were issued as part of the BladeRanger Transaction, at an exercise price of $6.40 per ordinary share, or the Milestone Warrant B.

The Pre Funded Regular Warrants, the Pre Funded Milestone Warrants, the Milestone Warrant A and the Milestone Warrant B warrants are collectively referred to herein as the Warrants, and, along with the Shares, are further described below under “Prospectus Summary — Recent Developments — The BladeRanger Transaction”.

The selling shareholder is identified in the table commencing on page 11. We will not receive any proceeds from the sale of the ordinary shares by the selling shareholder. All net proceeds from the sale of the ordinary shares covered by this prospectus will go to the selling shareholder. However, we may receive the proceeds from any exercise of warrants if the selling shareholder does not exercise the Warrants on a cashless basis, if and when exercised. See “Use of Proceeds.”

 The selling shareholder may sell all or a portion of the ordinary shares from time to time in market transactions through any market on which our ordinary shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. We will bear all of the expenses incurred in connection with the registration of these shares. The selling shareholder will pay any underwriting discounts and selling commissions and/or similar charges incurred in connection with the sale of the shares. See “Plan of Distribution”.

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “PRFX.” The last reported sale price of our ordinary shares on May 8, 2025 was $1.94 per share.

The securities offered in this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus to read about factors you should consider before purchasing any of our securities.

Neither the U.S. Securities and Exchange Commission, the Israel Securities Authority nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 9, 2025.
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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. For further information about us or our ordinary shares, you should refer to the registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should rely only on the information that is contained in this prospectus or that is incorporated by reference into this prospectus. Neither we nor the selling shareholder have authorized anyone to provide you with information that is in addition to or different from that contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

You should assume that the information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

We prepare our financial statements in United States dollars and in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

Throughout this prospectus, unless otherwise designated, the terms “we”, “us”, “our”, “PainReform”, “the Company” and “our Company” refer to PainReform, Ltd., and its wholly-owned subsidiaries.  References to “ordinary shares”, “warrants” and “share capital” refer to the ordinary shares, warrants, and share capital, respectively, of PainReform.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

This prospectus contains and incorporates by reference market data and industry statistics and forecasts that are based on independent industry publications and other publicly-available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus or the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” in this prospectus, and under similar headings in the other documents that are incorporated herein by reference. Accordingly, investors should not place undue reliance on this information.

PAINREFORM® and our other registered or common law trademarks, trade names or service marks appearing in this prospectus are owned by us.  Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights of the applicable licensor to these trademarks and trade names.  Unless otherwise stated in this prospectus, we do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Our reporting currency and financial currency is the U.S. dollar. In this Annual Report, “NIS” means New Israeli Shekel, and “$,” “US$” and “U.S. dollars” mean United States dollars.

On September 6, 2024, we effected a 1-for-6 reverse share split of our authorized ordinary shares, including our issued and outstanding ordinary shares, and the par value of each share was decreased from NIS 0.30 per share, to no par value per share. September 9, 2024 was the first date when our ordinary shares began trading on Nasdaq after implementation of that reverse split.

On November 20, 2024, we effected a 1-for-4 reverse share split of our authorized ordinary shares, no par value per share, including our issued and outstanding ordinary shares. November 21, 2024 was the first date when our ordinary shares began trading on Nasdaq after implementation of that reverse split.

Unless specifically provided otherwise herein, the share and per share information that follows in this prospectus, have been adjusted to give retroactive effect to both of the aforementioned share splits.

We have not taken any action to permit a public offering of the securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the securities and the distribution of this prospectus outside of the United States.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes incorporated by reference into this prospectus and the other documents incorporated by reference into this prospectus, which are described under “Incorporation by Reference” before making an investment in our securities.

Our Company

We are a specialty pharmaceutical company focused on the reformulation of established therapeutics. Our proprietary extended-release drug-delivery system is designed to provide an extended period of post-surgical pain relief without the need for repeated dose administration while reducing the potential need for the use of opiates. In March 2025, we acquired the business operations related to an AI-driven solar analytics technology, DeepSolar.

Recent Developments

The BladeRanger Transaction

On February 17, 2025, we entered into a business acquisition agreement, or the BladeRanger Transaction, with Blade Ranger Ltd., or BladeRanger, an Israeli technology company established on December 3, 2015, specializing in innovative solutions to optimize the efficiency and profitability of photovoltaic (PV) solar panels, pursuant to which we acquired 100% of the business activities, software, and knowledge base associated with DeepSolar technology. The transaction closed on March 5, 2025.

As a result of the BladeRanger Transaction, we received all rights, title and interest in certain (i) agreements, (ii) intellectual property, (iii) accounts receivable, (iv) equipment, (v) DeepSolar’s reputation and customer relations associated with their business, (vi) the “My DeepSolar” application and technology, and (vii) all rights, title and interest in, to or arising from any of the foregoing assets, properties and rights (whether real, personal or mixed, tangible or intangible, wherever located), each as set forth or defined in the Agreement.

In consideration of the acquisition we issued to BladeRanger the 178,769 Shares, representing 9.9% of the Company’s issued and outstanding share capital (after such issuance) and the 223,792 Pre Funded Regular Warrants,) the 685,004 Pre Funded Milestone Warrants, the 1,087,565 Milestone Warrant A, and the 1,087,565 Milestone Warrant B. In addition, certain employees of BladeRanger entered into employment agreements with us.

In consideration of the acquisition, we issued to BladeRanger 178,769 Shares, representing 9.9% of the Company’s issued and outstanding share capital (after such issuance), 223,792 Pre Funded Regular Warrants,  685,004 Pre Funded Milestone Warrants,  1,087,565 Milestone Warrant A, and 1,087,565 Milestone Warrant B. In addition, certain employees of BladeRanger entered into employment agreements with us.

The Pre Funded Regular Warrants are exercisable at an exercise price of $0.01 per share until exercised in full.

The Pre-Funded Milestone Warrants are exercisable upon achievement of a certain milestone, at an exercise price of $0.01 per share, for a period of five and half years from the date of grant.

The Milestone Warrant A is exercisable upon achievement of a certain milestone during a period of five and half years from the date of grant. at an exercise price equal to our average trading closing price five days prior to our board of directors’ resolution to issue such warrant.

The Milestone Warrant B vests if, during the two-year period following the closing of the BladeRanger Transaction, a certain milestone is met, at an exercise price equal to $6.40. Once vested, the Milestone Warrant B shall have a three-year exercise period.

Pursuant to the BladeRanger Transaction, BladeRanger may not exercise any of the Warrants held by it (or any assignee or transferee of BladeRanger), if, following such exercise, BladeRanger (including any assignee or transferee) holds our ordinary shares which exceed 9.99% of our issued and outstanding share capital of the Company.

Recent Developments Affecting Our Business

Nasdaq Non-Compliance

To continue to be listed on Nasdaq, we need to satisfy a number of conditions, including a minimum closing bid price per share of $1.00 for 30 consecutive business days and shareholders’ equity of at least $2.5 million. On May 28, 2024, we received a notification letter from the Nasdaq Listing Qualifications notifying us that we were not in compliance with the minimum bid price requirement set forth in Nasdaq Listing Rules for continued listing on Nasdaq, since the closing bid price for the Company’s ordinary shares listed on Nasdaq was below $1.00 for 30 consecutive trading days. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share for 30 consecutive business days, or the Minimum Bid Price Rule, and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. In accordance with Listing Rule 5810(c)(3)(A), we had a period of 180 calendar days from the date of notification, or until November 25, 2024, to regain compliance with the Minimum Bid Price Rule. On December 4, 2024, Nasdaq notified us that we had regained compliance with the Minimum Bid Price Rule.

Separately, on November 7, 2024, we received a notification letter from Nasdaq that we are not in compliance with Nasdaq’s Listing Rule 5550(b), or the Minimum Equity Rule, due to our stockholders’ equity falling below the required minimum of $2,500,000. We had a period of 45 calendar days from the date of notification, or until December 19, 2024, to submit a comprehensive plan to regain compliance with the Minimum Equity Rule. On December 19, 2024, we submitted to Nasdaq our compliance plan and on February 28, 2025, Nasdaq granted us an exception through April 14, 2025 to evidence compliance with the Minimum Equity Rule. On April 16, 2025, the Company was notified by Nasdaq that based on the Company’s Form 6-K filed with the Commission on April 14, 2025, Nasdaq has determined that the Company has complied with Listing Rule 5550(b)(1).

Corporate Information

We were incorporated under the laws of the State of Israel in November 2007. Our principal executive offices are located at 65 Yigal Alon St., Tel Aviv, Israel 6744316. Our telephone number is +972-3-717-7051. Our corporate website address is www.painreform.com. Information contained on or accessible through our website is not a part of nor incorporated into this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. Puglisi & Associates, or Puglisi, serves as our authorized representative in the United States for certain limited matters. Puglisi’s address is 850 Library Avenue, Newark, Delaware 19711.

Summary of the Offering

Ordinary Shares Outstanding at May 8, 2025	2,013,141 ordinary shares.

Ordinary Shares to be offered
Up to an aggregate of 3,262,695 ordinary shares, consisting of (i) 178,769 Shares, (ii) 223,792 Pre Funded Regular Warrants, (iii) 685,004 Pre Funded Milestone Warrants, (iv) the 1,087,565 Milestone Warrant A and (v) the 1,087,565 Milestone Warrant B.

The Pre Funded Regular Warrants are immediately exercisable at an exercise price of $0.01 per share, and will not expire until exercised in full.

The Pre Funded Milestone Warrants are exercisable upon the achievement of a milestone, at an exercise price of $0.01 per share, and will not expire until exercised in full.  The Milestone Warrant A is exercisable upon achievement of a certain milestone during a period of five and half years from the date of grant, at an exercise price equal to $3.10 per share.  The Milestone Warrant B vests if, during the two-year period following the closing of the BladeRanger Transaction, a certain milestone is met, at an exercise price equal to $6.40 per share, and once vested, shall have a three year exercise period.

Ordinary shares outstanding after this offering	5,097,067 ordinary shares (assuming the exercise in full of the Warrants).

Selling Shareholder	All of the ordinary shares are being offered by the selling shareholder. See “Selling Shareholders” on page 11 of this prospectus for more information on the selling shareholder.

Use of proceeds
All net proceeds from the sale of the ordinary shares covered by this prospectus will go to the selling shareholder. However, we may receive the proceeds from any exercise of the Warrants if the selling shareholder does not exercise the Warrants on a cashless basis, if and when exercised. See the section of this prospectus titled “Use of Proceeds.”

Nasdaq Capital Market Symbol	“PRFX.”

Risk factors
Investing in our securities involves a high degree of risk. You should read the “Risk Factors” beginning on page 5 of this prospectus. and “Item 3. - Key Information – D. Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities

The number of the ordinary shares to be issued and outstanding immediately after this offering as shown above assumes that all of the ordinary shares offered hereby are sold and issued, and is based on 2,013,141  ordinary shares issued and outstanding as of May 8, 2025. This number excludes:

•	Options to purchase 22,552 ordinary shares with a weighted average exercise price of $88.32 per share, granted under the 2019 PainReform Ltd. Option Plan, or together, our equity incentive plans;

•	2,448 ordinary shares reserved for future awards under our equity incentive plans; and

•	4,083,472 warrants to purchase 82,873 ordinary shares at a weighted average exercise price of $1,803.21.

Unless otherwise indicated, all information in this prospectus assumes or gives effect to:

•	no exercise of the options and the warrants described above;

•	the reverse share splits effected on September 6, 2024 and November 20, 2024, respectively.

RISK FACTORS

You should carefully consider the risks described below and the risks described in our most recent Annual Report on Form 20-F, or any updates in our Reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. The risks and uncertainties described below are not the only risks facing us. We may face additional risks and uncertainties not currently known to us or that we currently deem to be immaterial. Any of the risks described below, and any such additional risks, could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

The sale of a substantial amount of our ordinary shares, including resale of the ordinary shares issuable upon the exercise of the Warrants held by the selling shareholders in the public market could adversely affect the prevailing market price of our ordinary shares.

We are registering for resale an aggregate of 3,262,695, comprised of ordinary shares and ordinary shares that are issuable upon the exercise of the Warrants held by the selling shareholder. Sales of substantial amounts of our ordinary shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our ordinary shares, and the market value of our other securities. We cannot predict if and when selling shareholder may sell such shares in the public markets. Furthermore, in the future, we may issue additional ordinary shares or other equity or debt securities convertible into ordinary shares. Any such issuance could result in substantial dilution to our existing shareholders and could cause our share price to decline.

Conditions in the Middle East and in Israel may harm our operations.

Our executive office and research and development facilities are located in Israel. Most of our officers and directors are residents of Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries, and between Israel and the Hamas (an Islamist militia and political group in the Gaza Strip) and Hezbollah (an Islamist militia and political group in Lebanon).

In particular, in October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on the Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in thousands of deaths and injuries, and Hamas additionally kidnapped many Israeli civilians and soldiers. As a result of the events of October 7, 2023, the Israeli government declared that the country was at war and several hundred thousand Israeli military reservists were drafted to perform immediate military service, including at the time about 10% of our workforce in Israel. Although many of such military reservists have since been released, they may be called up for additional reserve duty, depending on developments in the war in Gaza and along Israel’s other borders. Military service call ups that result in absences of personnel for an extended period of time may materially and adversely affect our business, prospects, financial condition and results of operations. As of May 1, 2025, we currently have six employees located in Israel.

 In addition, since the commencement of these events, there have been continued hostilities along Israel’s northern border with Lebanon (with the Hezbollah terror organization) and on other fronts from various extremist groups in the region, such as the Houthis in Yemen and various rebel militia groups in Syria and Iraq. Israel has carried out a number of targeted strikes on sites belonging to these terror organizations. In October 2024, Israel began limited ground operations against Hezbollah in Lebanon, culminating in a ceasefire agreed to between Israel and Lebanon in November 2024, the results of which are uncertain. In addition, Iran recently launched direct attacks on Israel involving hundreds of drones and missiles and has threatened to continue to attack Israel. These situations may potentially escalate in the future to more violent events which may affect Israel and us. Such clashes may escalate in the future into a greater regional conflict. Any armed conflicts, terrorist activities or political instability in the region could adversely affect business conditions, could harm our results of operations and could make it more difficult for us to raise capital. Parties with whom we do business may decline to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary in order to meet our business partners face to face. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements. Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business.

Since the war broke out on October 7, 2023, our operations have not been adversely affected by this situation, and we have not experienced disruptions to our clinical trials of PRF-110. As such, our clinical and business development activities remain on track. However, the intensity and duration of Israel’s current war against Hamas is difficult to predict at this stage, as are such war’s economic implications on our business and operations and on Israel’s economy in general. If the ceasefires declared collapse or a new war commences or hostilities expand to other fronts, our operations may be adversely affected.

Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations. In recent years, the hostilities involved missile strikes against civilian targets in various parts of Israel, including areas in which our employees and some of our consultants are located, and negatively affected business conditions in Israel.

Our commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or that it will sufficiently cover our potential damages. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

Finally, political conditions within Israel may affect our operations. Israel has held five general elections between 2019 and 2022, and prior to October 2023, the Israeli government pursued extensive changes to Israel’s judicial system, which sparked extensive political debate and unrest. Actual or perceived political instability in Israel or any negative changes in the political environment, may individually or in the aggregate adversely affect the Israeli economy and, in turn, our business, financial condition, results of operations and growth prospects.

The report of our independent registered public accounting firm contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern.

Our audited financial statements for the year ended December 31, 2024 were prepared under the assumption that we would continue our operations as a going concern. Our independent registered public accounting firm has included a “going concern” explanatory paragraph in its report on our financial statements for the year ended December 31, 2024, indicating that there is a substantial doubt about our ability to continue as a going concern. As of December 31, 2024, we had total cash and cash equivalents (including restricted cash) of $4.2 million. See “Item 5.B Liquidity and Capital Resources” in our most recent annual report on Form 20-F. If we are unable to improve our liquidity position, by, among other things, raising capital through public or private offerings or reducing our expenses, we may exhaust our cash resources and will be unable to continue our operations. If we cannot continue as a viable entity, our shareholders would likely lose most or all of their investment in us.

If we fail to maintain compliance with Nasdaq’s continued listing requirements, our shares may be delisted from the Nasdaq Capital Market

To continue to be listed on the Nasdaq, we need to comply with Nasdaq’s continued listing requirements, including Minimum Equity Rule and the Minimum Bid Price Rule. On May 28, 2024, we received a notification letter from the Nasdaq Listing Qualifications notifying us that we were not in compliance with the minimum bid price requirement set forth in Nasdaq Listing Rules for continued listing on Nasdaq, since the closing bid price for the Company’s ordinary shares listed on Nasdaq was below $1.00 for 30 consecutive trading days. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share for 30 consecutive business days, and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. In accordance with Listing Rule 5810(c)(3)(A), we had a period of 180 calendar days from the date of notification, or until November 25, 2024, to regain compliance with the Minimum Bid Price Rule. On December 4, 2024, Nasdaq notified us that we had regained compliance with the Minimum Bid Price Rule.

Separately, on November 7, 2024, we received a notification letter from Nasdaq that we are not in compliance with Nasdaq’s Listing Rule 5550(b) due to our stockholders’ equity falling below the required minimum of $2,500,000. We had a period of 45 calendar days from the date of notification, or until December 19, 2024, to submit a comprehensive plan to regain compliance with the Minimum Equity Rule. On December 19, 2024, we submitted to Nasdaq our compliance plan and on February 28, 2025, Nasdaq granted us an exception through April 14, 2025 to evidence compliance with the Minimum Equity Rule. On April 16, 2025, the Company was notified by Nasdaq that based on the Company’s Form 6-K filed with the Commission on April 14, 2025, Nasdaq has determined that the Company has complied with Listing Rule 5550(b)(1).

No assurance can be given that we will be able to maintain compliance with the Minimum Equity Rule or the Minimum Bid Price Rule or comply with the other standards that we are required to meet in order to maintain a listing on such exchange. Our failure to meet these requirements may result in our securities being delisted from Nasdaq.

If our ordinary shares are delisted from Nasdaq, we may seek to list them on other markets or exchanges or the ordinary shares may trade on the pink sheets. In the event of such delisting, our shareholders’ ability to trade, or obtain quotations of the market value of, our ordinary shares would be severely limited because of lower trading volumes and transaction delays. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our securities. In addition, the substantially decreased trading in the ordinary shares and decreased market liquidity of the ordinary shares as a result of the loss of market efficiencies associated with Nasdaq and the loss of federal preemption of state securities laws, which could materially adversely affect our ability to obtain financing on acceptable terms, if at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities. Additionally, the market price of the ordinary shares may decline further and shareholders may lose some or all of their investment. There can be no assurance that the ordinary shares, if delisted from the Nasdaq in the future, would be listed on another national or international securities exchange or on a national quotation service, the Over-The-Counter Markets or the pink sheets.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus and documents incorporated by reference into this prospectus and the other documents we have filed with the SEC that are incorporated herein by reference may contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “intend,” “plan,” “may,” “should,” “anticipate,” “could,” “might,” “seek,” “target,” “will,” “project,” “forecast,” “continue” or their negatives or variations of these words or other comparable words or by the fact that these statements do not relate strictly to historical matters. These forward-looking statements may be included in, among other things, various filings made by us with the SEC, press releases or oral statements made by or with the approval of one of our authorized executive officers. Forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including, but not limited to, the factors summarized below:

•	our ability to continue as a going concern;

•	our history of losses and needs for additional capital to fund our operations and our ability to obtain additional capital on acceptable terms, or at all;

•	our dependence on the success of our initial product candidate, PRF-110;

•	the outcomes of preclinical studies, clinical trials and other research regarding PRF-110 and future product candidates;

•	our limited experience managing clinical trials;

•	our ability to retain key personnel and recruit additional employees;

•	our reliance on third parties for the conduct of clinical trials, product manufacturing and development;

•	the impact of competition and new technologies;

•	our ability to comply with regulatory requirements relating to the development and marketing of our product candidates;

•	our ability to establish and maintain strategic partnerships and other corporate collaborations;

•	the implementation of our business model and strategic plans for our business and product candidates;

•
the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and our ability to operate our business without infringing the intellectual property rights of others;

•	the overall global economic environment;

•	our ability to maintain the listing of our ordinary shares on Nasdaq;

•	our ability to develop an active trading market for our ordinary shares and whether the market price of our ordinary shares is volatile;

•	statements as to the impact of the political and security situation in Israel on our business, including due to the current security situation in Israel; and

•	those factors referred to in “Risk Factors” as well as in our most recent Annual Report on Form 20-F, or any updates in our Reports on Form 6-K, generally.

We believe these forward-looking statements are reasonable; however, these statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in Item 3.D. – “Risk Factors” in our most recent Annual Report on Form 20-F, or any updates in our Reports on Form 6-K. Given these uncertainties, you should not rely upon forward-looking statements as predictions of future events.

All forward-looking statements attributable to us or to any person acting on our behalf speak only as of the date hereof and are expressly qualified in their entirety by the cautionary statements included in this report. We undertake no obligations to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events. In evaluating forward-looking statements, you should consider these risks and uncertainties.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the ordinary shares by the selling shareholder. All net proceeds from the sale of the ordinary shares covered by this prospectus will go to the selling shareholder. We expect that the selling shareholders will sell their ordinary shares as described under “Plan of Distribution.”

We may receive proceeds from the exercise of the Warrants to the extent that the Warrants are exercised for cash by the selling shareholders. The Warrants, however, are exercisable on a cashless basis under certain circumstances. If all of the Warrants were exercised for cash in full, after the relevant milestones are met, and subject to the beneficial ownership limitation of 9.99%, the proceeds would be approximately $10.3 million, before deducting placement agent fees and other offering expenses payable by the Company.  We intend to use the net proceeds of such Warrant exercise, if any, for general corporate purposes. We can make no assurances that any of the Warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity which will be exercised or in the period in which they will be exercised.

CAPITALIZATION

The following table sets forth our capitalization, on an actual basis as of December 31, 2024.

The information in this table should be read in conjunction with and is qualified by reference to the financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

As of December 31, 2024
(U.S.$ in thousands)
Long-term liabilities:	2,701

Shareholders’ equity:
Share capital	-
Additional Paid in Capital	58,275
Accumulated deficit	(56,451)
Total shareholders’ equity	1,824

Total capitalization	4,525

The above table is based on 1,471,412 ordinary shares outstanding as of December 31, 2024 and excludes the following:

•	options to purchase 22,552 ordinary shares with a weighted average exercise price of $88.32 per share, granted under the 2019 PainReform Ltd. Option Plan; and

•	4,083,472 warrants to purchase 82,873 ordinary shares at a weighted average exercise price of $1,803.21.

SELLING SHAREHOLDERS

The ordinary shares being offered by the selling shareholder are those ordinary shares issuable upon exercise of the Warrants previously issued in connection with BladeRanger Transaction. For additional information regarding the issuance of those warrants to purchase ordinary shares, see “Prospectus Summary — Recent Developments — BladeRanger Transaction” above. We are registering the ordinary shares in order to permit the selling shareholders to offer the ordinary shares for resale from time to time. The selling shareholder have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares by the selling shareholders. The second column lists the number of ordinary shares beneficially owned by the selling shareholders, based on its ownership of ordinary shares and warrants to purchase ordinary shares, as of April 29, 2025, assuming exercise of the Warrants held by the selling shareholder on that date, without regard to any limitations on conversions or exercises. The third column lists the maximum number of ordinary shares being offered in this prospectus by the selling shareholders. The fourth and fifth columns list the amount of ordinary shares owned after the offering, by number of ordinary shares and percentage of outstanding ordinary shares, assuming in both cases the sale of all of the ordinary shares offered by the selling shareholder pursuant to this prospectus, and without regard to any limitations on conversions or exercises.

Under the terms of the Warrants, the selling shareholder may not exercise the Warrants to the extent such exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of ordinary shares which would 9.99% of our then outstanding ordinary shares following such exercise, excluding for purposes of such determination ordinary shares not yet issuable upon exercise of the Warrants which have not been exercised. The number of shares does not reflect this limitation. The selling shareholder may sell all, some or none of its ordinary shares or warrants in this offering. See “Plan of Distribution.”

Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering		Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus		Number of Ordinary Shares Owned After the Offering	Percentage of Ordinary Shares Owned After the Offering
BladeRanger Ltd. (1)	3,262,695	(2)	3,262,695	(2)	-	-

(1)          The securities are directly held by BladeRanger Ltd., an Israeli public company. The address of BladeRanger is 1 Hayasmin St., Ramat-Efal, Israel. BladeRanger Ltd. is a publicly traded company whose ordinary shares are listed on the Tel Aviv Stock Exchange. To the best of our knowledge, BladeRanger Ltd. does not have any controlling shareholders. The chief executive officer of BladeRanger Ltd. is Oded Fruchtman.

(2)         Consists of (i) 178,769 ordinary shares, (ii) 223,792 ordinary shares issuable upon the exercise of Pre Funded Regular Warrants, (iii) 685,004 ordinary shares issuable upon the exercise of Pre Funded Milestone Warrants, (iv) 1,087,565 ordinary shares issuable upon the exercise of Milestone Warrant A and (v) 1,087,565 ordinary shares issuable upon the exercise of Milestone Warrant B. The Warrants are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the selling shareholder from exercising that portion of the Warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of ordinary shares in excess of the beneficial ownership limitation. If the foregoing securities did not contain such beneficial ownership limitation, the selling shareholder would have beneficially owned approximately 62.1% of our outstanding Ordinary Shares prior to this offering.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital is a summary of the material terms of our amended and restated articles of association and Israeli corporate law regarding our ordinary shares and the holders thereof. This description contains all material information concerning our ordinary shares but does not purport to be complete.

Articles of Association

Our purpose as set forth in our amended and restated articles of association is to engage in any lawful activity.  Our Israeli company number is 514418581.  The address of our registered office is 65 Yigal Alon St., Tel Aviv, Israel 6744316.

Share Capital

As of May 8, 2025, our authorized share capital consists of 10,000,000 ordinary shares, no par value per share, of which 2,013,141 ordinary shares are issued and outstanding.

All of our ordinary shares have identical voting and other rights in all respects.  All of our issued and outstanding ordinary shares are duly authorized, validly issued, fully paid and non-assessable.  Our amended and restated articles of association and the laws of the State of Israel do not restrict the ownership or voting of ordinary shares by non-residents of Israel, except with respect to citizens of countries that are, or have been, in a state of war with Israel.

Election of Directors

Under our amended and restated articles of association, our board of directors must consist of not less than five (5) but no more than eight (8) directors, including any external directors required to be appointed by the Companies Law.  In August 2024, an extraordinary general meeting of our shareholders approved an amendment to the our Amended and Restated Articles of Association, according to which the Board of Directors, excluding the external directors, if any (who shall be elected and serve in office in strict accordance with the provisions of the Companies Law, if so required by the Companies Law), shall consist of three classes of directors, which are appointed for fixed terms of office in accordance with the Israeli Companies Law and our Amended and Restated Articles of Association, as follows: (i) the term of office of the initial Class I director to expire at the annual general meeting of our shareholders to be held in 2025, (ii) the term of office of the initial Class II director to expire at the annual general meeting of our shareholders to be held in 2026, and (iii) the term of office of the initial Class III director to expire at the annual general meeting of our shareholders to be held in 2027.

Directors (other than external directors), may be elected only in annual general meetings of our shareholders. At each annual general meeting of our shareholders, commencing with the annual general meeting of our shareholders to be held in 2025, each of the successors elected to replace the directors of a class whose term shall have expired at such annual general meeting of our shareholders shall be elected to hold office until the third annual general meeting of our shareholders next succeeding his or her election and until his or her respective successor shall have been elected and qualified. Notwithstanding anything to the contrary, each director shall serve until his or her successor is elected and qualified or until such earlier time as such director’s office is vacated.

Directors so elected may not be dismissed from office by the shareholders or by a general meeting of our shareholders prior to the expiration of their term of office. The directors do not receive any benefits upon the expiration of their term of office.

The three classes of directors are Class I Director, Class II Director and Class III Director. Dr. Ehud Geller serves as our Class I Director until the close of the annual meeting to be held in 2025; Prof. Eli Hazum serves as our Class II Director until the close of the annual meeting to be held in 2026; and Mr. Efi Cohen-Arazi serves as our Class III Director until the close of the annual meeting to be held in 2027.

Any amendment, replacement or suspension of our Amended and Restated Articles of Association regarding the election of directors, as described above, require a majority of 65% of the voting power represented at the general meeting of our shareholders in person or by proxy and voting thereon.

External directors are elected for an initial term of three years, may be elected for additional terms of three years each under certain circumstances and may be removed from office pursuant to the terms of the Companies Law.  For further information on the election and removal of external directors, see “Management — External Directors — Election and Dismissal of External Directors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, as filed with the SEC on April 7, 2025.

Borrowing Powers

Pursuant to the Companies Law and our amended and restated articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our amended and restated articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Fiduciary Duties of Directors and Executive Officers

The Companies Law codifies the fiduciary duties that Office Holders (as defined in the Companies Law) owe to a company.

An Office Holder’s fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care requires an Office Holder to act with the level of care with which a reasonable Office Holder in the same position would have acted under the same circumstances. The duty of loyalty requires that an Office Holder act in good faith and in the best interests of a company. The duty of care includes a duty to use reasonable means to obtain:

•	information on the advisability of a given action brought for his or her approval or performed by virtue of his or her position; and

•	all other important information pertaining to these actions.

The duty of loyalty requires an Office Holder to act in good faith and for the benefit of a company, and includes a duty to:

•	refrain from any conflict of interest between the performance of his or her duties to the company and his or her other duties or personal affairs;

•	refrain from any activity that is competitive with the company;

•	refrain from exploiting any business opportunity of the company to receive a personal gain for himself or herself or others; and

•	disclose to the company any information or documents relating to the company’s affairs which the Office Holder received as a result of his or her position as an Office Holder.

Disclosure of Personal Interests of an Office Holder

The Companies Law requires that an Office Holder promptly disclose to the board of directors any personal interest that he or she may have concerning any existing or proposed transaction with a company, as well as any substantial information or document with respect thereof. An interested Office Holder’s disclosure must be made promptly and, in any event, no later than the first meeting of the board of directors at which the transaction is considered.

Under the Companies Law, a “personal interest” includes an interest of any person in an action or transaction of a company, including a personal interest of one’s relative or of a corporate body in which such person or a relative of such person is a 5% or greater shareholder, director or general manager or in which he or she has the right to appoint at least one director or the general manager, but excluding a personal interest stemming from one’s ownership of shares in a company. A personal interest furthermore includes the personal interest of a person for whom the Office Holder holds a voting proxy or the interest of the Office Holder with respect to his or her vote on behalf of the shareholder for whom he or she holds a proxy, even if such shareholder itself has no personal interest in the approval of the matter. An Office Holder is not, however, obliged to disclose a personal interest if it derives solely from the personal interest of a relative of such Office Holder in a transaction that is not considered an extraordinary transaction. Under the Companies Law, an extraordinary transaction is defined as any of the following:

•	a transaction other than in the ordinary course of business;

•	a transaction that is not on market terms; or

•	a transaction that may have a material impact on a company’s profitability, assets or liabilities.

Approval Procedure

If an Office Holder has a personal interest in a transaction, approval by the board of directors is required for the transaction, unless the articles of association of a company provide for a different method of approval. Our amended and restated articles of association do not provide for any such different method of approval. Further, so long as an Office Holder has disclosed his or her personal interest in a transaction, the board of directors may approve an action by the Office Holder that would otherwise be deemed a breach of the duty of loyalty. However, a company may not approve a transaction or action that is adverse to such company’s interest or that is not performed by the Office Holder in good faith. Approval first by a company’s audit committee and subsequently by the board of directors is required for an extraordinary transaction in which an Office Holder has a personal interest. Arrangements regarding the Office Holders’ terms of office and employment (which includes compensation, indemnification or insurance) generally require the approval of the remuneration committee, board of directors and, in certain circumstances, the shareholders, in that order, and must generally be consistent with the Company’s Compensation Policy.

Generally, a person who has a personal interest in a matter which is considered at a meeting of the board of directors or the audit committee may not be present at such a meeting or vote on that matter unless a majority of the directors or members of the audit committee have a personal interest in the matter, or unless the chairman of the audit committee or board of directors (as applicable) determines that he or she should be present in order to present the transaction that is subject to approval. Generally, if a majority of the members of the audit committee and the board of directors (as applicable) has a personal interest in the approval of a transaction, then all directors may participate in discussions of the audit committee and/or the board of directors on such transaction and the voting on approval thereof, but shareholder approval is also required for such transaction.

Transactions with Controlling Shareholders

Pursuant to Israeli law, the disclosure requirements regarding personal interests that apply to directors and executive officers also apply to a controlling shareholder of a public company. In the context of a transaction involving a controlling shareholder or an officer who is a controlling shareholder of a company, a controlling shareholder also includes any shareholder who holds 25% or more of the voting rights if no other shareholder holds more than 50% of the voting rights. Two or more shareholders with a personal interest in the approval of the same transaction are deemed to be a single shareholder and may be deemed a controlling shareholder for the purpose of approving such transaction.

Extraordinary transactions, including private placement transactions, with a controlling shareholder or in which a controlling shareholder has a personal interest, and engagements with a controlling shareholder or his or her relative, directly or indirectly, including through a corporation under his or her control, regarding the company’s receipt of services from the controlling shareholder, and if such controlling shareholder is also an office holder or an employee of the company, regarding his or her terms of service or employment, require the approval of the audit committee or remuneration committee, the board of directors and the shareholders of a company by a Special Majority, in that order.

Arrangements regarding the terms of office and employment of a controlling shareholder who is an Office Holder, and the terms of employment of a controlling shareholder who is an employee of a company, require the approval of the remuneration committee, board of directors and the shareholders by a Special Majority, in that order, with respect to Office Holders’ compensation.

To the extent that any such transaction with a controlling shareholder is for a period extending beyond three years, approval is required once every three years, unless, with respect to extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, the audit committee determines that the duration of the transaction is reasonable given the circumstances related thereto.

Dividends and Dividend Policy

Dividends may be distributed only out of profits available for dividends as determined by the Companies Law, provided that there is no reasonable concern that the distribution will prevent the Company from being able to meet its existing and anticipated obligations when they become due. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution. In the event that we do not have retained earnings or earnings generated over the two most recent years legally available for distribution, we may seek the approval of the court in order to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

Generally, under the Companies Law, the decision to distribute dividends and the amount to be distributed is made by a company’s board of directors. The Articles provide that the Board may from time to time declare, and cause the Company to pay, such dividends as may appear to it to be justified by the profits of the Company and that the Board has the authority to determine the time for payment of such dividends and the record date for determining the shareholders entitled to receive such dividends, provided the date is not before the date of the resolution to distribute the dividend. Declaration of dividends does not require shareholder approval.

Pursuant to our amended and restated articles of association, subject to the rights of holders of shares with limited or preferred rights, ordinary shares shall confer upon the holders thereof equal rights to receive dividends and to participate in the distribution of the assets of the Company upon its winding-up, in proportion to the amount paid up or credited as paid up on account of the nominal value of the shares held by them respectively and in respect of which such dividends are being paid or such distribution is being made, without regard to any premium paid in excess of the nominal value, if any.

We have never declared or paid any cash dividends on our ordinary shares and do not anticipate paying any cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our Board and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our Board may deem relevant.

Payment of dividends may also be subject to Israeli withholding taxes. See “Taxation — Israeli Tax Considerations” in our Annual Report on Form 20-F most recently filed with the SEC for additional information.

Transfer of Shares

Ordinary shares which have been fully paid-up are transferable by submission of a proper instrument of transfer to the Company or its transfer agent together with the certificate of the shares to be transferred and such other evidence, if any, as the directors may require to prove the rights of the intending transferor in the transferred shares.

Our ordinary shares that are fully paid for are issued in registered form and may be freely transferred under our amended and restated articles of association, unless the transfer is restricted or prohibited by applicable law or the rules of a stock exchange on which the shares are traded. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our amended and restated articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, declared as enemies of Israel.

Shareholder Meetings

Our amended and restated articles of association provide that an annual general meeting must be held at least once in every calendar year, not later than 15 months after the last preceding annual general meeting, at such time and place as may be determined by the Board. The Board may, in its discretion, convene additional shareholder meetings and, pursuant to the Companies Law, must convene a meeting upon the demand of two directors or one quarter of the directors then in office or upon the demand of the holder or holders of 5% of the Company’s issued share capital and 1% of its voting rights or upon the demand of the holder or holders of 5% of its voting rights. All demands for shareholder meetings must set forth the items to be considered at that meeting. Pursuant to the Companies Law, the holder or holders of 1% of the Company’s voting rights may request the inclusion of an item on the agenda of a future shareholder meeting, provided the item is appropriate for discussion at a shareholder meeting.

The agenda for a shareholder meeting is determined by the Board and must include matters in respect of which the convening of a shareholder meeting was demanded and any matter requested to be included by holder(s) of 1% of the Company’s voting rights. According to regulations promulgated pursuant to the Companies Law and governing the terms of notice and publication of shareholder meetings of public companies, or the General Meeting Regulations, holder(s) of one percent or more of the Company’s voting rights may propose any matter appropriate for deliberation at a shareholder meeting to be included on the agenda of a shareholder meeting, generally by submitting a proposal within seven days of publicizing the convening of a shareholder meeting, or, if the Company publishes a preliminary notice at least 21 days prior to publicizing the convening of a meeting (stating its intention to convene such meeting and the agenda thereof), within 14 days of such preliminary notice. Any such proposal must further comply with the information requirements under applicable law and the Articles.

Pursuant to the Companies Law and regulations promulgated thereunder with respect to the convening of general meetings in a public company, shareholder meetings generally require prior notice of not less than 21 days, and for certain matters specified in the Companies Law, not less than 35 days. The function of the annual general meeting is to elect directors in accordance with the Articles, receive and consider the profit and loss account, the balance sheet and the ordinary reports and accounts of the directors and auditors, appoint auditors and fix their remuneration and transact any other business which under the Articles or applicable law may be transacted by the shareholders of a company in general meeting.

Pursuant to our amended and restated articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting.  The quorum required for our general meetings of shareholders is of at least two shareholders present in person, by proxy or written ballot, who hold or represent between them at least 25% of our outstanding voting rights.  A meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine.  At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a quorum, unless a meeting was called pursuant to a request by our shareholders, in which case the quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to call the meeting as described under “— Shareholder Meetings.”

Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our amended and restated articles of association. Under the Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder, (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if such terms are not extraordinary) requires the approval described under “Management — Fiduciary duties and approval of specified related party transactions under Israeli law — Disclosure of personal interests of a controlling shareholder and approval of transactions” and (iii) approval of certain compensation-related matters require the approval described under “— Board of directors and officers — Compensation Committee” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, as filed with the SEC on April 7, 2025. Under our amended and restated articles of association, the alteration of the rights, privileges, preferences or obligations of any class of our shares requires a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting.  Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of holders of 75% of the voting rights represented at the meeting and voting on the resolution.

Access to Corporate Records

Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register and register of significant shareholders (as defined in the Companies Law), our amended and restated articles of association, our financial statements, other documents as provided in the Companies Law, and any document we are required by law to file publicly with the Israeli Companies Registrar. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to: (i) any action or transaction with a related party which requires shareholder approval under the Companies Law; or (ii) the approval, by the board of directors, of an action in which an office holder has a personal interest. We may deny a request to review a document if we determine that the request was not made in good faith, or if such denial is necessary to protect our interest or protect a trade secret or patent.

Shareholder Duties

Pursuant to the Companies Law, a shareholder has a duty to act in good faith and in a customary manner toward a company and other shareholders and to refrain from abusing his or her power in the company, including, among other things, in voting at the general meeting of shareholders and at class shareholder meetings with respect to the following matters:

•	an amendment to the company’s articles of association;

•	an increase of the company’s authorized share capital;

•	a merger; or

•	approval of interested party transactions and acts of Office Holders that require shareholder approval.

In addition, a shareholder also has a general duty to refrain from discriminating against other shareholders.

Certain shareholders have a further duty of fairness toward a company. These shareholders include any controlling shareholder, any shareholder who knows that it has the power to determine the outcome of a shareholder vote or a shareholder class vote and any shareholder who has the power to appoint or to prevent the appointment of an Office Holder of the company or other power towards the company. The Companies Law does not define the substance of this duty of fairness, except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty to act with fairness, taking the shareholder’s position in the company into account.

Mergers and Acquisitions under Israeli Law

(i) Mergers

The Companies Law permits merger transactions if approved by each party’s board of directors, and, unless certain requirements described under the Companies Law are met, a majority of each party’s shareholders, by a majority of each party’s shares that are voted on the proposed merger at a shareholders’ meeting.

The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, taking into account the financial condition of the merging companies. If the board of directors has determined that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares voting at the shareholders meeting (excluding abstentions) that are held by parties other than the other party to the merger, any person who holds 25% or more of the means of control of the other party to the merger or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders.

If the transaction would have been approved but for the separate approval of each class of shares or the exclusion of the votes of certain shareholders as provided above, a court may still rule that the company has approved the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the appraisal of the merging companies’ value and the consideration offered to the shareholders.

Under the Companies Law, each merging company must send a copy of the proposed merger plan to its secured creditors. Unsecured creditors are entitled to receive notice of the merger, as provided by the regulations promulgated under the Companies Law. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the target company. The court may also give instructions in order to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies was obtained.

(ii) Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This rule does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company.

These requirements do not apply if the acquisition (i) occurs in the context of a private offering, on the condition that the shareholders’ meeting approved the acquisition as a private offering whose purpose is to give the acquirer at least 25% of the voting rights in the company if there is no person who holds at least 25% of the voting rights in the company, or as a private offering whose purpose is to give the acquirer 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company; (ii) was from a shareholder holding at least 25% of the voting rights in the company and resulted in the acquirer becoming a holder of at least 25% of the voting rights in the company; or (iii) was from a holder of more than 45% of the voting rights in the company and resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company.

The special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the special tender offer is accepted by a majority of the votes of those offerees who gave notice of their position in respect of the offer; in counting the votes of offerees, the votes of a holder of control in the offeror, a person who has personal interest in acceptance of the special tender offer, a holder of at least 25% of the voting rights in the company, or any person acting on their or on the offeror’s behalf, including their relatives or companies under their control, are not taken into account.

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. In addition, the board of directors must disclose any personal interest each of member of the board of directors have in the offer or stems therefrom.

An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages resulting from his acts, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer was accepted by a majority of the shareholders who announced their stand on such offer, then shareholders who did not respond to the special offer or had objected to the special tender offer may accept the offer within four days of the last day set for the acceptance of the offer. In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it and any corporation controlled by them shall refrain from making a subsequent tender offer for the purchase of shares of the target company and may not execute a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

(iii) Full Tender Offer

Under the Companies Law, a person may not acquire shares in a public company if, after the acquisition, he will hold more than 90% of the shares or more than 90% of any class of shares of that company, unless a tender offer is made to purchase all of the shares or all of the shares of the particular class. The Companies Law also provides, subject to certain exceptions, that as long as a shareholder in a public company holds more than 90% of the company’s shares or of a class of shares, that shareholder shall be precluded from purchasing any additional shares unless tendering an offer to purchase all of the outstanding shares of the company or the applicable class of the shares. If the shareholders who do not respond to or accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class of the shares, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will be accepted if the shareholders who do not accept it hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of the shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, has the right, within six months from the date of acceptance of the tender offer, to petition the court to determine that the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the purchaser may provide in its offer that an offeree who accepted the tender offer will not be entitled to such rights.

If the conditions set forth above are not met, the purchaser may not acquire additional shares of the company from shareholders who accepted the tender offer to the extent that following such acquisition, the purchaser would own more than 90% of the company’s issued and outstanding share capital.

Anti-Takeover Measures under Israeli Law

The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights.  As of the closing of this offering, no preferred shares will be authorized under our amended and restated articles of association.  In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares.  The authorization and designation of a class of preferred shares will require an amendment to our amended and restated articles of association, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting.  The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law as described above in “— Voting Rights.”

Changes in Capital

Our amended and restated articles of association enable us to increase or reduce our share capital.  Any such change is subject to Israeli law and must be approved by a resolution duly passed by our shareholders at a general meeting.  In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Transfer Agent

The transfer agent and registrar for our ordinary shares is American Stock Transfer and Trust Company.  Its address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is 800-937-5449.

Exchange Controls

There are no Israeli government laws, decrees or regulations that restrict or that affect our export or import of capital or the remittance of dividends, interest or other payments to non-resident holders of our securities, including the availability of cash and cash equivalents for use by us and our wholly-owned subsidiaries, except for ownership by nationals of certain countries that are, or have been, in a state of war with Israel or otherwise as set forth under “Taxation.”

PLAN OF DISTRIBUTION

We are registering the ordinary shares issuable upon exercise of the Warrants issued in in connection with the BladeRanger Transaction to permit the resale of these ordinary shares by the holders of these Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares other than proceeds from the cash exercise of the Warrants, if and when exercised. We will bear all fees and expenses incident to our obligation to register the ordinary shares.

The selling shareholders may sell all or a portion of the ordinary shares beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ordinary shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of ordinary shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares in the course of hedging in positions they assume. The selling shareholders may also sell ordinary shares short and deliver ordinary shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge ordinary shares to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the warrants or ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the ordinary shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states ordinary shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states ordinary shares may not be sold unless such ordinary shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling shareholders will sell any or all of the ordinary shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act,, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.

We will pay all expenses of the registration of the ordinary shares, estimated to be approximately $50,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling shareholder will pay all underwriting discounts and selling commissions, if any, and any related legal expenses incurred by it.

Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Doron, Tikotzky, Kantor, Gutman & Amit Gross, Bnei Brak, Israel, will pass upon certain legal matters regarding the securities offered hereby under Israeli law and Greenberg Traurig, LLP, New York, New York, will pass upon certain legal matters regarding the securities offered hereby under U.S. federal securities law. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2024 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 1(b) to the financial statements) of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3, including amendments and relevant exhibits and schedules, under the Securities Act covering the ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares. Our SEC filings, including the registration statement, are also available to you on the SEC’s Web site at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholder are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We maintain a corporate website at https://painreform.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on April 7, 2025;

•
our Reports on Form 6-K filed with the SEC on April 7, 2025, April 10, 2025, April 11, 2025, April 17, 2025 and May 7, 2025 (in each case to the extent expressly incorporated by reference into our effective registration statements); and

•
the description of our ordinary shares contained in Exhibit 2.1 to our Annual Report on Form 20-F for the year ended December 31, 2024, filed with the SEC on April 7, 2025, and any amendment or report filed for the purpose of further updating that description.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of an offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Form 6-K subsequently submitted by us to the SEC prior to the termination of an offering by identifying in such Forms 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at PainReform Ltd., 65 Yigal Alon St., Tel Aviv, Israel 6744316, Attention: Ehud Geller, Interim Chief Executive Officer, telephone number: +972-3-717-7051.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel.  Service of process upon us and upon our directors and officers and the Israeli experts named in this registration statement, substantially all of whom reside outside of the U.S., may be difficult to obtain within the U.S.  Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside of the U.S., any judgment obtained in the U.S. against us or any of our directors and officers may not be collectible within the U.S.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering.  The address of our agent is 850 Library Avenue Newark, Delaware 19711.

We have been informed by our legal counsel, Doron Tikotzky Kantor Gutman & Amit Gross, that it may be difficult to initiate an action with respect to U.S. securities law in original actions instituted in Israel or obtain a judgement based on the civil liability provisions of the U.S. federal securities laws.  Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim.  In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim.  If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process.  Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

•	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

•	the judgment was obtained by fraud;

•	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

•	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

•	the judgment is at variance with another judgment that was given in the same matter between the same parties and that is still valid; or

•	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israel court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

Puglisi & Associates is the U.S. agent authorized to receive service of process in any action against us arising out of this offering. The address of Puglisi & Associates is 850 Library Avenue, Newark, Delaware 19711.

EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except SEC registration fee.

SEC registration fees	$1,151
Legal fees and expenses	$33,000
Accounting fees and expenses	$13,000
Printing Fees	$1,000
Miscellaneous Fees and Expenses	1,437
Total	$49,588

           May 9, 2025